UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
_______________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2005

DDS TECHNOLOGIES USA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	1-15547	13-4253546
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 East Palmetto Park Road, Suite 510 Boca Raton, Florida 33432
(Address of principal executive office)

Registrant’s telephone number, including area code: (561) 750-4450

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities

On April 12, 2005, DDS Technologies USA, Inc. (the “Registrant”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain purchasers party thereto (the “Purchasers”). Pursuant to the Purchase Agreement, the Registrant issued to the Purchasers 2,175 shares of its Series A Convertible Preferred Stock (the “Series A Preferred Stock”), stated value of $1,000 per share for a purchase price of $2,175,000 and the Registrant may raise up to an additional $1.8 million through the sale of additional shares of Series A Preferred Stock. The Series A Preferred Stock is initially convertible into approximately 3.1 million shares of the Registrant’s Common Stock, $.0001 par value per share (“Common Stock”), at a conversion rate of $.70 per share and has a 6% annual dividend rate payable quarterly in arrears in cash or, subject to standard equity conditions, in Common Stock, at the Registrant’s option. The preferences rights and limitations of the Series A Preferred Stock are more fully set forth in the Certificate of Designation of Preferences, Rights and Limitations (the “Certificate of Designation”) filed by the Registrant with the Secretary of State of the State of Nevada on April 13, 2005.

Each Purchaser also received two warrants, a long term warrant (the “Long Term Warrants”) exercisable for a period of five years to acquire shares of Common Stock and a short term warrant (the “Short Term Warrants”) exercisable for a period of one year to acquire additional shares of Series A Preferred Stock and Long Term Warrants. The Long Term Warrants in the aggregate are exercisable for approximately 2.3 million shares of Common Stock at a price of $.875 per share. The Short Term Warrants in the aggregate are exercisable for (i) the same number of shares of convertible preferred stock (the “Short Term Warrant Preferred Stock”) as shares of Series A Preferred Stock were issued in the offering and (ii) Long Term Warrants for a number of shares of Common Stock equal to 35% of the number of shares of Common Stock issuable upon conversion of the Short Term Warrant Preferred Stock. The Short Term Warrant exercise price is $1,000 per share of Short Term Warrant Preferred Stock together with the accompanying Long Term Warrants. The Short Term Warrant Preferred Stock has the same rights and preferences as the Series A Preferred Stock, except the conversion price of the Short Term Warrant Preferred Stock is initially $0.85 per share.

The Registrant paid an aggregate of $217,500 and issued an aggregate 155,357
Long Term Warrants to The Shemano Group who acted as the selling agent.

The shares of Series A Preferred Stock, Long Term Warrants and Short Term Warrants were issued in the offering in reliance upon the exemption from registration contained in Regulation D, Rule 506 of the Securities Act of 1933, as amended. The Registrant determined that this exemption was available because of the nature of the Purchasers. In making this determination the Registrant relied in part upon representations made by each Purchaser.

Also on April 12, 2005, the Registrant entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Purchasers, pursuant to which the Registrant agreed to within 30 days following the date thereof, prepare and file with the Securities and Exchange Commission a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock or exercise of the Long Term Warrants.

Four of the Registrant’s directors, James R. von der Heydt, Dr. Marc J. Mallis, Leo Paul Koulos and Charles F. Kuoni III purchased $25,000, $20,000, $20,000 and $20,000, respectively, of Series A Preferred Stock, Long Term Warrants and Short Term Warrants in the offering.

The preceding is qualified in its entirety by reference to the Purchase Agreement, Certificate of Designation, Form of Long Term Warrant, Form of Short Term Warrant and Registration Rights Agreement, which are attached hereto as Exhibits 4.1, 4.2, 4.3, 4.4 and 10.1, respectively, and are hereby incorporated by reference in their entirety.

Item 7.01. Regulation FD Disclosure

On April 14, 2005, the Registrant issued a press release announcing that it had completed $2,175,000 of equity financing. A copy of the press release is being furnished as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits.

(a)           Financial Statements of Business Acquired.

Not applicable

(b)           Pro Forma Financial Information.

Not applicable

(c)           Exhibits.

                4.1 — Securities Purchase Agreement, dated as of April 12, 2005, by and among the Registrant and the Purchasers.

                4.2 — Certificate of Designation of Preferences, Rights and Limitations of Series A 6% Convertible Preferred Stock dated April 13, 2005.

                4.3 — Form of Long Term Warrant.

                 4.4 — Form of Short Term Warrant.

                10.1 — Registration Rights Agreement, dated as of April 12, 2005, by and among the Registrant and the Purchasers.

                99.1 — Press Release, dated April 14, 2005, announcing that the Registrant completes equity financing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DDS TECHNOLOGIES USA, INC.

Date: April 14, 2005	By:	/s/ Spencer Sterling
Spencer Sterling
President and Chief Executive Officer

Index to Exhibits

Exhibit No.	Exhibit Title

4.1	Securities Purchase Agreement, dated as of April 12, 2005, by and among the Registrant and the Purchasers.

4.2	Certificate of Designation of Preferences, Rights and Limitations of Series A 6% Convertible Preferred Stock dated April 13, 2005.

4.3	Form of Long Term Warrant.

4.4	Form of Short Term Warrant.

10.1	Registration Rights Agreement, dated as of April 12, 2005, by and among the Registrant and the Purchasers.

99.1	Press Release, dated April 14, 2005, announcing that the Registrant completes equity financing.